Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 1, Suite 1600		Josh Hallenbeck, VP of Finance & Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Reports Second Quarter Financial Results
and Increases Common Unit Distribution by 14.3 Percent

DENVER—August 2, 2012—MarkWest Energy Partners, L.P. (NYSE: MWE) (the Partnership) today reported quarterly cash available for distribution to common unitholders, or distributable cash flow (DCF), of $91.2 million for the three months ended June 30, 2012, and $200.4 million for the six months ended June 30, 2012.  Distributable cash flow for the three months ended June 30, 2012, represents distribution coverage of 103 percent.  The second quarter distribution of $88.6 million, or $0.80 per common unit, will be paid to unitholders on August 14, 2012. The second quarter 2012 distribution represents an increase of $0.01 per common unit, or 1.3 percent, over the first quarter 2012 distribution and an increase of $0.10 per common unit, or 14.3 percent, over the second quarter 2011 distribution.  As a Master Limited Partnership, cash distributions to common unitholders are largely determined based on DCF.  A reconciliation of DCF to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported Adjusted EBITDA for the three and six months ended June 30, 2012, of $130.5 million and $263.5 million, respectively, as compared to $120.0 million and $216.2 million for the three and six months ended June 30, 2011.  The Partnership believes the presentation of Adjusted EBITDA provides useful information because it is commonly used by investors in Master Limited Partnerships to assess financial performance and operating results of ongoing business operations.  A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported income before provision for income tax for the three and six months ended June 30, 2012, of $231.6 million and $252.4 million, respectively.  Income before provision for income tax includes non-cash gain associated with the change in mark-to-market of derivative instruments of $193.7 million and $145.5 million for the three and six months ended June 30, 2012, respectively.  Excluding these items, income before provision for income tax for the three and six months ended June 30, 2012, would have been $37.9 million and $106.9 million, respectively.

“Our mid-year results reflect the continued solid performance of our core assets despite the significant decrease in processing margins and natural gas liquids prices during the second quarter,” said Frank Semple, Chairman, President and Chief Executive Officer. “Our year-over-year processed volumes have increased by 18% as a result of our operational performance and ongoing growth projects located in some of the best resource plays in the United States.  During the second quarter, we also improved our liquidity position and capital flexibility with a $300 million increase to our credit facility and an equity offering with net proceeds over $427 million.  The combination of MarkWest’s high-quality assets, significant fee-based growth opportunities, and balance sheet strength supports our objective of providing long term sustainable top-quartile returns for our unitholders.”

BUSINESS HIGHLIGHTS

Business Development

•                  Keystone Midstream Services Acquisition:  In May 2012, the Partnership completed the acquisition of 100% of the ownership interests of Keystone Midstream Services, LLC (Keystone), for consideration of $509.6 million, adjusted for working capital.  Keystone was owned by Stonehenge Energy Resources, LP, and affiliates of Rex Energy Corporation (Rex Energy), and Sumitomo Corporation (Sumitomo).  Keystone’s existing assets are located in Butler County, Pennsylvania and include two cryogenic gas processing plants totaling 90 million cubic feet per day (MMcf/d) of capacity, a gas gathering system and associated field compression.  Rex Energy and Sumitomo have dedicated approximately 900 square miles to the Partnership.  The parties have jointly leased 68,400 highly prospective acres in Butler County. The Partnership will gather and process the rich gas and fractionate the natural gas liquids (NGLs) under long-term fee-based agreements.

Pursuant to a letter agreement signed at the time of the Keystone acquisition, MarkWest Utica EMG, LLC (MarkWest Utica) is evaluating  gathering, processing, and NGL fractionation opportunities for portions of Rex Energy’s Ohio Utica acreage.

•                  Liberty:  In May 2012, the Partnership announced additional major expansion projects to serve producer customers in the hydrocarbon-rich area of the Marcellus Shale in northern West Virginia and southwest Pennsylvania area, including another 400 MMcf/d expansion of its Majorsville processing complex which includes two, 200 MMcf/d processing plants that are expected to be completed in late 2013 and mid 2014 and are supported by long-term agreements with Chesapeake Energy.  Considering the expansions announced in January and May 2012, the Partnership will have 1.1 billion cubic feet per day of cryogenic processing capacity at its Majorsville processing complex.

In May 2012, the Partnership announced a long-term fee-based agreement with Antero Resources Appalachian Corporation (Antero) to install gathering facilities in support of Antero’s rapidly growing rich natural gas production in Doddridge and Harrison Counties in northern West Virginia.  The new gathering system will have the capacity to initially deliver more than 300 MMcf/d of Antero’s rich gas to the Partnership’s Sherwood gas processing complex. The first phase of the gathering system will be completed in the third quarter of 2012 in conjunction with the completion of the 200 MMcf/d Sherwood I processing facility.

In May 2012, the Partnership also announced that it is extending its existing NGL gathering pipeline from its Houston, Pennsylvania fractionation complex into Beaver, Butler and Lawrence Counties to gather NGLs from the Keystone processing facilities and other planned processing projects in Northwest Pennsylvania.  The NGL pipeline expansion will allow Rex Energy and other producers to access all of the anticipated ethane pipeline projects.

In July 2012, the Partnership announced a new long-term, fee-based agreement with XTO Energy (XTO) to transport, fractionate and market NGLs from their 125 MMcf/d processing plant located in Butler County, Pennsylvania, which is expected to be operational in late 2012.  NGLs will initially be transported by truck from XTO’s plant to the Houston fractionation complex.  By the end of 2013, an extension of the Partnership’s NGL gathering pipeline is expected to be complete and will connect the Keystone processing facilities to the XTO facility.

In late June, the Partnership began delivering propane to Sunoco Inc.’s (Sunoco) Marcus Hook facility located outside Philadelphia, Pennsylvania.  Propane is currently being transported by truck from the Houston fractionation complex to Marcus Hook, with rail deliveries expected to be added in the next several months. In addition, the Partnership is purchasing propane produced at Sunoco’s local-area facilities and the combined stream is being loaded onto ships for marketing by the Partnership to international customers.  The delivery of propane from the northeast U.S. to global markets is critical to ensure northeast propane markets remain in balance and that northeast propane continues to achieve premium pricing.  This milestone is part of the Partnership’s ongoing commitment to provide multiple marketing options that will maximize the value of its producer customers’ NGLs.

Utica:  In June 2012, MarkWest Utica announced the completion of definitive agreements with Gulfport Energy Corporation to provide gathering, processing, fractionation, and marketing services primarily in Harrison, Guernsey, Belmont and Noble counties of Ohio in the liquids-rich window of the Utica Shale.  MarkWest Utica expects the first phase to be operational beginning in the third quarter of 2012.  It is anticipated MarkWest Utica will have approximately 60 miles of gas gathering pipelines and associated compression to move Gulfport volumes by the end of 2012 and up to 140 miles of gathering pipelines by the first quarter of 2014.  MarkWest Utica anticipates refrigeration processing capacity of 105 MMcf/d by the end of 2012 and 125 MMcf/d of cryogenic processing capacity in early 2013, increasing to 325 MMcf/d of total cryogenic processing capacity by the end of 2013.  The NGLs from these processing plants, as well as from our Marcellus operations, will ultimately be fractionated at the previously announced 100,000 Bbl/d Harrison County fractionation complex.

Capital Markets

•                  On May 14, 2012, the Partnership completed a common unit equity offering of 8.0 million common units. The net proceeds of approximately $427.2 million were used to partially fund the acquisition of Keystone Midstream.

•                  On June 29, 2012, the Partnership executed an amendment to its senior secured revolving credit facility, which increased total borrowing capacity by $300.0 million to $1.2 billion and extended the maturity by one year to September 2017.

FINANCIAL RESULTS

Balance Sheet

•                  At June 30, 2012, the Partnership had $121.7 million of cash and cash equivalents in wholly owned subsidiaries and $959.8 million available for borrowing under its $1.2 billion revolving credit facility after consideration of aggregate borrowings of $217.9 million and $22.3 million of outstanding letters of credit.

Operating Results

•                  Operating income before items not allocated to segments for the three months ended June 30, 2012, was $146.3 million, a decrease of $1.5 million when compared to segment operating income of $147.8 million in the same period in 2011.  This decrease is primarily attributable to lower commodity prices compared to the prior year quarter.  Processed volumes remain strong, growing almost 20% when compared to the second quarter of 2011, primarily due to the Partnership’s Southwest and Liberty segments.

A reconciliation of operating income before items not allocated to segments to income (loss) before provision for income tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

•                  Operating income before items not allocated to segments does not include loss on commodity derivative instruments.  Realized losses on commodity derivative instruments were $5.0 million in the second quarter of 2012 compared to realized losses of $17.7 million in the second quarter of 2011.

Capital Expenditures

•                  For the three and six months ended June 30, 2012, the Partnership’s portion of capital expenditures was $327.9 million and $582.2 million, respectively.  These expenditures do not include the Keystone purchase price of $509.6 million.

2012 DCF AND GROWTH CAPITAL EXPENDITURE FORECAST

For 2012, the Partnership forecasts DCF in a range of $400 million to $440 million based on its current forecast of operational volumes and prices for crude oil, natural gas and natural gas liquids; derivative instruments currently outstanding; and the Keystone acquisition, as mentioned above.  The midpoint of this range results in approximately 119 percent coverage of the Partnership’s full-year distribution based on current quarterly distributions and common units outstanding.  A commodity price sensitivity analysis for forecasted 2012 DCF is provided within the tables of this press release.

The Partnership’s portion of growth capital expenditures for 2012 remains unchanged and is forecasted in a range of $1.1 billion to $1.5 billion.  This range excludes the Keystone purchase price of $509.6 million.  Maintenance capital for 2012 is forecasted at approximately $20 million.

CONFERENCE CALL

The Partnership will host a conference call and webcast on Friday, August 3, 2012, at 12:00 p.m. Eastern Time to review its second quarter 2012 financial results. Interested parties can participate in the call by dialing (800) 475-0218 (passcode “MarkWest”) approximately ten minutes prior to the scheduled start time.  To access the webcast, please visit the Investor Relations section of the Partnership’s website at www.markwest.com. A replay of the conference call will be available on the MarkWest website or by dialing (866) 463-4105 (no passcode required).

###

MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect MarkWest’s operations, financial performance, and other factors as discussed in its filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2011, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.

MarkWest Energy Partners, L.P.

Financial Statistics

(unaudited, in thousands, except per unit data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Statement of Operations Data
Revenue:
Revenue	$309,986	$359,849	$709,167	$708,749
Derivative gain (loss)	136,067	40,590	87,352	(45,089)
Total revenue	446,053	400,439	796,519	663,660

Operating expenses:
Purchased product costs	112,731	154,580	267,286	308,209
Derivative (gain) loss related to purchased product costs	(51,579)	(254)	(32,779)	19,140
Facility expenses	48,538	40,698	97,378	80,122
Derivative (gain) loss related to facility expenses	(1,146)	2,927	(2,892)	(84)
Selling, general and administrative expenses	21,879	18,580	47,103	40,292
Depreciation	42,918	37,201	84,063	71,565
Amortization of intangible assets	12,307	10,830	23,292	21,647
Loss on disposal of property, plant and equipment	1,342	2,373	2,328	4,472
Accretion of asset retirement obligations	161	290	399	377
Total operating expenses	187,151	267,225	486,178	545,740

Income from operations	258,902	133,214	310,341	117,920

Other income (expense):
Income (loss) from unconsolidated affiliates	551	(216)	542	(755)
Interest income	159	63	231	152
Interest expense	(26,762)	(27,874)	(56,234)	(56,137)
Amortization of deferred financing costs and discount (a component of interest expense)	(1,245)	(1,443)	(2,515)	(2,871)
Loss on redemption of debt	—	—	—	(43,328)
Miscellaneous income, net	4	169	62	131
Income before provision for income tax	231,609	103,913	252,427	15,112

Provision for income tax expense (benefit):
Current	4,809	4,089	20,150	4,145
Deferred	39,664	10,619	28,868	(3,567)
Total provision for income tax	44,473	14,708	49,018	578

Net income	187,136	89,205	203,409	14,534

Net income attributable to non-controlling interest	(228)	(10,708)	(481)	(20,066)

Net income (loss) attributable to the Partnership	$186,908	$78,497	$202,928	$(5,532)

Net income (loss) attributable to the Partnership’s common unitholders per common unit:
Basic	$1.74	$1.03	$1.98	$(0.09)
Diluted	$1.47	$1.03	$1.66	$(0.09)

Weighted average number of outstanding common units:
Basic	106,825	75,160	101,833	74,847
Diluted	127,468	75,266	122,531	74,847

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$48,524	$91,045	$256,437	$206,364
Investing activities	$(834,529)	$(120,428)	$(1,087,498)	$(462,049)
Financing activities	$560,833	$51,266	$839,507	$283,270

Other Financial Data
Distributable cash flow	$91,183	$82,944	$200,360	$159,080
Adjusted EBITDA	$130,533	$120,004	$263,475	$216,191

	June 30, 2012	December 31, 2011
Balance Sheet Data
Working capital	$(114,875)	$4,234
Total assets	5,134,598	4,070,425
Total debt	1,997,985	1,846,062
Total equity	2,362,431	1,502,067

MarkWest Energy Partners, L.P.

Operating Statistics

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Southwest
East Texas gathering systems throughput (Mcf/d)	440,400	428,300	425,200	427,000
East Texas natural gas processed (Mcf/d)	268,300	229,000	255,400	224,100
East Texas NGL sales (gallons, in thousands)	68,000	59,500	131,400	116,200

Western Oklahoma gathering system throughput (Mcf/d) (1)	252,200	223,900	257,100	215,700
Western Oklahoma natural gas processed (Mcf/d)	218,900	159,500	211,400	158,300
Western Oklahoma NGL sales (gallons, in thousands)	61,700	35,100	119,000	74,100

Southeast Oklahoma gathering system throughput (Mcf/d)	503,300	511,700	502,200	504,900
Southeast Oklahoma natural gas processed (Mcf/d) (2)	119,600	110,200	110,700	102,000
Southeast Oklahoma NGL sales (gallons, in thousands)	41,300	32,100	74,300	61,500
Arkoma Connector Pipeline throughput (Mcf/d)	331,200	298,400	329,900	292,100

Other Southwest gathering system throughput (Mcf/d)	26,700	31,600	25,600	32,300

Northeast
Natural gas processed (Mcf/d) (3)	328,200	319,600	324,900	312,500
NGLs fractionated (Bbl/d) (4)	17,200	22,700	16,900	22,500

Keep-whole sales (gallons, in thousands)	23,700	21,100	73,300	60,900
Percent-of-proceeds sales (gallons, in thousands)	36,800	33,100	69,800	64,000
Total NGL sales (gallons, in thousands) (5)	60,500	54,200	143,100	124,900

Crude oil transported for a fee (Bbl/d)	8,300	11,500	9,400	10,800

Liberty
Natural gas processed (Mcf/d)	400,600	298,200	396,400	276,500
Gathering system throughput (Mcf/d)	367,400	232,000	337,800	214,000
NGLs fractionated (Bbl/d) (6)	19,800	8,400	19,900	7,700
NGL sales (gallons, in thousands) (7)	75,900	50,700	173,400	102,400

Gulf Coast
Refinery off-gas processed (Mcf/d)	115,800	114,600	118,000	108,700
Liquids fractionated (Bbl/d)	21,700	21,900	22,500	20,600
NGL sales (gallons excluding hydrogen, in thousands)	83,000	83,600	172,300	156,300

(1)	Includes natural gas gathered in Western Oklahoma and from the Granite Wash formation in the Texas Panhandle as it is one integrated area of operations.

(2)	The natural gas processing in Southeast Oklahoma is outsourced to Centrahoma, our equity investment, or other third-party processors.

(3)

Includes throughput from the Kenova, Cobb, Boldman and Langley processing plants. We acquired the Langley processing plants in February 2011. The volumes reported for the six months ended June 30, 2011 are the average daily rates for the days of operation.

(4)

Amount includes zero barrels per day and 5,500 barrels per day fractionated on behalf of Liberty for the three and six months ended June 30, 2012 and 2011, respectively. Beginning in the fourth quarter of 2011, Siloam no longer fractionated NGLs on behalf of Liberty due to the operation of Liberty’s fractionation facility that began in September 2011.

(5)

Represents sales from the Siloam facilities. The total sales exclude approximately zero gallons and 20,900,000 gallons sold by the Northeast on behalf of Liberty for the three months ended June 30, 2012 and 2011, respectively and zero gallons and 41,500,000 gallons sold for the six months ended June 30, 2012 and 2011, respectively. These volumes are included as part of NGLs sold at Liberty.

(6)	Amount includes all NGLs that were produced at the Liberty processing facilities and fractionated into purity products at our Liberty fractionation facility.

(7)

Includes sale of all purity products fractionated at the Liberty facilities and sale of all unfractionated NGLs. Also includes the sale of purity products fractionated and sold from the Siloam facilities on behalf of Liberty.

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Operating Income before Items not Allocated to Segments

(unaudited, in thousands)

Three months ended June 30, 2012	Southwest	Northeast	Liberty	Gulf Coast	Total
Revenue	$189,162	$42,051	$59,477	$20,997	$311,687

Operating expenses:
Purchased product costs	91,792	12,921	8,018	—	112,731
Facility expenses	23,034	4,932	13,647	9,607	51,220
Total operating expenses before items not allocated to segments	114,826	17,853	21,665	9,607	163,951

Portion of operating income attributable to non-controlling interests	1,590	—	(113)	—	1,477
Operating income before items not allocated to segments	$72,746	$24,198	$37,925	$11,390	$146,259

Three months ended June 30, 2011	Southwest	Northeast	Liberty	Gulf Coast	Total
Revenue	$235,575	$53,676	$48,337	$24,683	$362,271

Operating expenses:
Purchased product costs	128,988	15,702	9,890	—	154,580
Facility expenses	20,855	6,929	7,269	8,312	43,365
Total operating expenses before items not allocated to segments	149,843	22,631	17,159	8,312	197,945

Portion of operating income attributable to non-controlling interests	1,346	—	15,182	—	16,528
Operating income before items not allocated to segments	$84,386	$31,045	$15,996	$16,371	$147,798

	Three months ended June 30,
	2012	2011

Operating income before items not allocated to segments	$146,259	$147,798
Portion of operating income attributable to non-controlling interests	1,477	16,528
Derivative gain not allocated to segments	188,792	37,917
Revenue deferral adjustment	(1,701)	(2,422)
Compensation expense included in facility expenses not allocated to segments	(184)	(188)
Facility expenses adjustments	2,866	2,855
Selling, general and administrative expenses	(21,879)	(18,580)
Depreciation	(42,918)	(37,201)
Amortization of intangible assets	(12,307)	(10,830)
Loss on disposal of property, plant and equipment	(1,342)	(2,373)
Accretion of asset retirement obligations	(161)	(290)
Income from operations	258,902	133,214
Other income (expense):
Earnings (loss) from unconsolidated affiliate	551	(216)
Interest income	159	63
Interest expense	(26,762)	(27,874)
Amortization of deferred financing costs and discount (a component of interest expense)	(1,245)	(1,443)
Miscellaneous income, net	4	169
Income before provision for income tax	$231,609	$103,913

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Operating Income before Items not Allocated to Segments

(unaudited, in thousands)

Six months ended June 30, 2012	Southwest	Northeast	Liberty	Gulf Coast	Total
Revenue	$403,887	$128,969	$135,054	$45,226	$713,136

Operating expenses:
Purchased product costs	196,025	38,608	32,653	—	267,286
Facility expenses	46,026	11,310	25,894	19,245	102,475
Total operating expenses before items not allocated to segments	242,051	49,918	58,547	19,245	369,761

Portion of operating income attributable to non-controlling interests	3,036	—	(113)	—	2,923
Operating income before items not allocated to segments	$158,800	$79,051	$76,620	$25,981	$340,452

Six months ended June 30, 2011	Southwest	Northeast	Liberty	Gulf Coast	Total
Revenue	$437,349	$145,767	$89,556	$46,442	$719,114

Operating expenses:
Purchased product costs	232,184	56,580	19,445	—	308,209
Facility expenses	41,012	12,523	13,767	17,302	84,604
Total operating expenses before items not allocated to segments	273,196	69,103	33,212	17,302	392,813

Portion of operating income attributable to non-controlling interests	2,518	—	27,559	—	30,077
Operating income before items not allocated to segments	$161,635	$76,664	$28,785	$29,140	$296,224

	Six months ended June 30,
	2012	2011

Operating income before items not allocated to segments	$340,452	$296,224
Portion of operating income attributable to non-controlling interests	2,923	30,077
Derivative gain (loss) not allocated to segments	123,023	(64,145)
Revenue deferral adjustment	(3,969)	(10,365)
Compensation expense included in facility expenses not allocated to segments	(633)	(1,228)
Facility expenses adjustments	5,730	5,710
Selling, general and administrative expenses	(47,103)	(40,292)
Depreciation	(84,063)	(71,565)
Amortization of intangible assets	(23,292)	(21,647)
Loss on disposal of property, plant and equipment	(2,328)	(4,472)
Accretion of asset retirement obligations	(399)	(377)
Income from operations	310,341	117,920
Other income (expense):
Earnings (loss) from unconsolidated affiliate	542	(755)
Interest income	231	152
Interest expense	(56,234)	(56,137)
Amortization of deferred financing costs and discount (a component of interest expense)	(2,515)	(2,871)
Loss on redemption of debt	—	(43,328)
Miscellaneous income, net	62	131
Income before provision for income tax	$252,427	$15,112

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Distributable Cash Flow

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Net income	$187,136	$89,205	$203,409	$14,534
Depreciation, amortization, impairment, and other non-cash operating expenses	56,806	50,772	110,238	98,217
Loss on redemption of debt, net of tax benefit	—	—	—	39,499
Amortization of deferred financing costs and discount	1,245	1,443	2,515	2,871
Non-cash (earnings) loss from unconsolidated affiliate	(551)	216	(542)	755
Distributions from unconsolidated affiliate	800	300	1,700	300
Non-cash compensation expense	2,579	1,134	5,289	2,712
Non-cash derivative activity	(193,744)	(55,663)	(145,527)	24,121
Provision for income tax - deferred	39,664	10,619	28,868	(3,567)
Cash adjustment for non-controlling interest of consolidated subsidiaries	(1,006)	(15,536)	(2,023)	(28,058)
Revenue deferral adjustment	1,701	2,422	3,969	10,365
Other	581	1,496	2,789	3,203
Maintenance capital expenditures, net of joint venture partner contributions	(4,028)	(3,464)	(10,324)	(5,872)
Distributable cash flow	$91,183	$82,944	$200,360	$159,080

Maintenance capital expenditures	$4,028	$3,892	$10,324	$6,398
Growth capital expenditures	323,912	116,572	571,879	227,718
Total capital expenditures	327,940	120,464	582,203	234,116
Acquisitions	506,797	—	506,797	230,728
Total capital expenditures and acquisitions	834,737	120,464	1,089,000	464,844
Joint venture partner contributions	—	(18,850)	—	(54,027)
Total capital expenditures and acquisitions, net	$834,737	$101,614	$1,089,000	$410,817

Distributable cash flow	$91,183	$82,944	$200,360	$159,080
Maintenance capital expenditures, net	4,028	3,464	10,324	5,872
Changes in receivables and other assets	54,727	(35,268)	112,382	(15,399)
Changes in accounts payable, accrued liabilities and other long-term liabilities	(100,435)	25,865	(65,191)	30,967
Derivative instrument premium payments, net of amortization	—	1,099	—	2,144
Cash adjustment for non-controlling interest of consolidated subsidiaries	1,006	15,536	2,023	28,058
Other	(1,985)	(2,595)	(3,461)	(4,358)
Net cash provided by operating activities	$48,524	$91,045	$256,437	$206,364

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Adjusted EBITDA

(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Net income	$187,136	$89,205	$203,409	$14,534
Non-cash compensation expense	2,579	1,134	5,289	2,712
Non-cash derivative activity	(193,744)	(55,663)	(145,527)	24,121
Interest expense (1)	25,826	27,092	54,378	54,548
Depreciation, amortization, impairment, and other non-cash operating expenses	56,806	50,772	110,238	98,217
Loss on redemption of debt	—	—	—	43,328
Provision for income tax	44,473	14,708	49,018	578
Adjustment for cash flow from unconsolidated affiliate	249	516	1,158	1,055
Adjustment related to non-guarantor, consolidated subsidiaries (2)	7,716	(7,416)	(13,483)	(22,106)
Other	(508)	(344)	(1,005)	(796)
Adjusted EBITDA	$130,533	$120,004	$263,475	$216,191

(1)   Includes amortization of deferred financing costs and discount, and excludes interest expense related to the Steam Methane Reformer.

(2)   The non-guarantor subsidiaries, in accordance with Credit Facility covenants, are MarkWest Liberty Midstream & Resources, L.L.C. and its subsidiaries (Liberty), MarkWest Utica EMG L.L.C., MarkWest Pioneer, L.L.C., Wirth Gathering Partnership, and Bright Star Partnership. As of January 1, 2012, Liberty is a wholly owned subsidiary but remains a non-guarantor in accordance with the Credit Facility.

MarkWest Energy Partners, L.P.

Distributable Cash Flow Sensitivity Analysis

(unaudited, in millions)

MarkWest periodically estimates the effect on DCF resulting from its commodity risk management program, changes in crude oil and natural gas prices, and the correlation of NGL prices to crude oil.  The table below reflects MarkWest’s estimate of the range of DCF for 2012 given actual results through June 30, 2012, and forecasted crude oil and natural gas prices for the remainder of 2012.  The analysis assumes various combinations of crude oil prices and the ratio of crude oil to gas based on three NGL correlation scenarios, including:

a.               The three-year NGL correlation to crude for the remainder of 2012.

b.              One standard deviation above the three-year NGL correlation to crude for the remainder of 2012.

c.               One standard deviation below the three-year NGL correlation to crude for the remainder of 2012.

The analysis further assumes derivative instruments outstanding as of August 2, 2012, and production volumes estimated through December 31, 2012.  The range of stated hypothetical changes in commodity prices considers current and historic market performance.

Estimated Range of 2012 DCF

Crude Oil Price		Natural Gas Price (Henry Hub)
(WTI)	Three-year NGL Correlation to Crude	$2.00	$2.50	$3.00	$3.50	$4.00
	One standard deviations above	$536	$534	$532	$530	$528
$110	Three-year NGL correlation to crude	$491	$489	$487	$485	$483
	One standard deviations below	$449	$447	$445	$443	$441

	One standard deviations above	$536	$534	$532	$530	$528
$100	Three-year NGL correlation to crude	$478	$476	$474	$472	$470
	One standard deviations below	$449	$447	$445	$443	$441

	One standard deviations above	$499	$497	$495	$493	$491
$90	Three-year NGL correlation to crude	$464	$462	$460	$458	$456
	One standard deviations below	$429	$427	$425	$424	$422

	One standard deviations above	$482	$480	$478	$476	$474
$80	Three-year NGL correlation to crude	$452	$450	$448	$446	$444
	One standard deviations below	$421	$419	$417	$416	$413

	One standard deviations above	$468	$466	$464	$462	$460
$70	Three-year NGL correlation to crude	$441	$439	$437	$435	$433
	One standard deviations below	$413	$412	$410	$408	$406

The table is based on current information, expectations, and beliefs concerning future developments and their potential effects, and does not consider actions MarkWest management may take to mitigate exposure to changes.  Nor does the table consider the effects that such hypothetical adverse changes may have on overall economic activity.  Historical prices and correlations do not guarantee future results.

Although MarkWest believes the expectations reflected in this analysis are reasonable, MarkWest can give no assurance that such expectations will prove to be correct and readers are cautioned that projected performance, results, or distributions may not be achieved.  Actual changes in market prices, and the correlation between crude oil and NGL prices, may differ from the assumptions utilized in the analysis.  Actual results, performance, distributions, volumes, events, or transactions could vary significantly from those expressed, considered, or implied in this analysis.  All results, performance, distributions, volumes, events, or transactions are subject to a number of uncertainties and risks. Those uncertainties and risks may not be factored into or accounted for in this analysis.  Readers are urged to carefully review and consider the cautionary statements and disclosures made in MarkWest’s periodic reports filed with the SEC, specifically those under the heading “Risk Factors.”